CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

MRU Holdings, Inc.
590 Madison Avenue, 13th Floor
New York, NY 10022

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-143202, 333-138559, 333-138558 and 333-147822) and Form S-8 (Nos. 333-129997 and 333-129998) of MRU Holdings, Inc. of our reports dated September 15, 2008, relating to the consolidated financial statements and the effectiveness of MRU Holdings, Inc.’s internal control over financial reporting, which appears in this Form 10-K. Our report relating to the consolidated financial statements contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/ BAGELL, JOSEPHS, LEVINE & COMPANY, L.L.C.
Bagell, Josephs, Levine & Company, L.L.C.
Marlton, NJ 08053

September 15, 2008